Exhibit 10.1

TWELFTH AMENDMENT

THIS TWELFTH AMENDMENT (the “Amendment”) is made and entered into as of December 4, 2017, by and between LJ GATEWAY OFFICE LLC, a Delaware limited liability company (“Landlord”), and NEOTHETICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord (as successor in interest to California Diversified LLC, a Delaware limited liability company and as successor in interest to WW&LJ Gateways, LTD., a California limited partnership) and Tenant (formerly known as Lithera, Inc., a Delaware corporation and Lipothera, Inc., a Delaware corporation) are parties to that certain lease dated July 3, 2008, which lease has been previously amended by a First Amendment dated February 6, 2009, a Second Amendment dated February 16, 2010, a Third Amendment dated February 1, 2011, a Fourth Amendment dated April 20, 2011, a Fifth Amendment dated April 10, 2012, a Sixth Amendment dated October 31, 2012, a Seventh Amendment dated April 30, 2013, an Eighth Amendment dated November 8, 2013, a Ninth Amendment dated April 21, 2014, a Tenth Amendment dated January 20, 2015 and an Eleventh Amendment dated January 31, 2017 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 14,687 rentable square feet (the “Premises”) described as Suite No. 270 comprising approximately 11,107 rentable square feet on the 2nd floor (“Suite 270”) and Suite No. 250 comprising approximately 3,580 rentable square feet on the 2nd floor of the building located at 9191 Towne Centre Drive, San Diego, California (the “Building”).

B.	Landlord and Tenant desire to terminate the Lease with respect to 11,107 rentable square feet known as Suite 270 only subject to the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.

Termination of Suite 270. Subject to satisfaction of the contingency in Section II below, Landlord and Tenant agree that effective as of midnight on the day preceding the commencement date of a new lease between Landlord’s affiliate, Eastgate Summit Holdings LLC, a Delaware limited liability company, and Abacus Data Systems, Inc., the Lease with respect to Suite 270 only shall terminate (the “Suite 270 Termination Date”). Not later than the Suite 270 Termination Date, Tenant shall cause Suite 270 to be vacated and surrendered broom clean condition and shall not be obligated to remove any cabling or restore Suite 270. All rent and other costs due under the Lease with respect to Suite 270 shall be due and payable by Tenant to Landlord through the Suite 270 Termination Date.

II.

Contingency. Tenant understands and agrees that the effectiveness of this Amendment is contingent upon the mutual execution and delivery of a new lease between Landlord’s affiliate, Eastgate Summit Holdings LLC, a Delaware limited liability company and Abacus Data Systems, Inc. for space containing approximately 64,832 rentable square feet at Eastgate Summit.

III.

Effect of Partial Termination. The termination of Suite 270 pursuant to this Amendment shall not be deemed to relieve either party of any obligation under the Lease that would otherwise survive its expiration or sooner termination.

IV.    GENERAL.

A.	Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.	Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant and can be changed only by a writing signed by Landlord and Tenant.

C.

Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

D.

Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.

Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.	Attorneys’ Fees. The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.

G.

Execution of Amendment. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:	TENANT:

LJ GATEWAY OFFICE LLC,

a Delaware limited liability company

By /s/ Steven M. Case

Steven M. Case

EVP

Office Properties

By /s/ Pamela Van Nort

Pamela Van Nort

Vice President, Portfolio Operations

Office Properties

/s/ AH

NEOTHETICS, INC., a Delaware corporation /s/ Susan Knudson Printed Name Susan Knudson Title Chief Financial Officer By Printed Name Title